John Hancock Funds II
                               601 Congress Street
                           Boston, Massachusetts 02210

August 16, 2006


To whom it may concern:

This opinion is written in reference to the shares of beneficial interest, without par value (the "Shares") of the Mid Cap Equity Fund, a new series of Shares of John Hancock Funds II, a Massachusetts business trust (the "Trust"), to be offered and sold pursuant to a Registration Statement on Form N-1A (registration no. 333-126293) (the "Registration Statement") filed by John Hancock Funds II pursuant to the Securities Act of 1933.

I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

    1. The Trust has been duly recorded under the laws of the Commonwealth of Massachusetts and is a validly existing Massachusetts business trust.

    2. The Shares when authorized, sold, issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/George M. Boyd
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George M. Boyd, Esq.
Senior Counsel